Exhibit 10.1

EMPLOYMENT AGREEMENT
____________________________________________________

This Employment Agreement (this “Agreement”) is entered into and made effective this 1st day of August, 2019 (the “Effective Date”), by and among First Northwest Bancorp (the “Company”), the Company’s wholly owned subsidiary, First Federal Savings and Loan Association of Port Angeles (“First Federal”), and Matt Deines (the “Executive”) (each a “Party” and collectively the “Parties”).

Recitals

A.
First Federal and the Company each wish to retain the Executive as its President and Chief Executive Officer according to the timeline described in this Agreement. As described in more detail below, the Executive will initially serve as the President and Chief Executive Officer of First Federal and will subsequently serve as the President and Chief Executive Officer of both First Federal and the Company.

B.
The Boards of Directors of First Federal and the Company also recognize the possibility of a Change in Control of First Federal and the Company, and that this possibility, along with the corresponding uncertainty a Change in Control may create with respect to Executive’s employment, could result in a departure or distraction of the Executive to the detriment of First Federal and the Company. As such, First Federal and the Company wish to provide a benefit to Executive to address such issues and to maximize the benefits obtainable by the Company’s shareholders in the event of any such Change in Control.

C.
With this background, the Boards of Directors of First Federal and the Company believe it is in the best interest of First Federal and the Company, respectively, to enter into this Agreement with the Executive to ensure the high-quality management of both First Federal and the Company, and the Executive wishes to be so employed by First Federal and the Company, subject to the terms and conditions of this Agreement.

Agreement

1.
Term. The term of this Agreement will begin on the Effective Date and will continue until December 31, 2021, unless terminated earlier in accordance with this Agreement (the “Term”). If First Federal and the Company expect not to renew Executive’s employment following the expiration of the Term, First Federal and the Company will provide Executive with a courtesy notice that Executive’s employment will not be renewed at least ninety (90) days before the expiration of the Term.

4811-3192-1309.2

2.
Employment; Duties; Directorship. First Federal and the Company agree to employ Executive, and the Executive accepts such employment, according to the timeline identified below, subject to the terms and conditions set forth in this Agreement.

(a)
Employment by First Federal. Beginning on the Effective Date, Executive will be employed as the President and Chief Executive Officer of First Federal. Executive’s employment as President and Chief Executive Officer of First Federal will begin on the Effective Date and will continue until expiration of the Term, unless earlier terminated pursuant to the terms of this Agreement.

(i)	Duties. As President and Chief Executive Officer of First Federal, Executive will faithfully and diligently perform his assigned duties, which include but are not limited to the following:

(1)
Performance. Executive will be responsible for all aspects of the First Federal’s performance, including without limitation, directing that daily operational and managerial matters are performed in a manner consistent with First Federal’s policies.

(2)
Development and Preservation of Business. Executive will be responsible for the development and preservation of banking relationships and other business development efforts (including appropriate civic and community activities) of First Federal.

(b)
Employment by the Company. Beginning on January 2, 2020, in addition to being employed as the President and Chief Executive Officer First Federal, Executive will also be employed as the President and Chief Executive Officer of the Company. Executive’s employment as President and Chief Executive Officer of the Company will continue until expiration of the Term, unless earlier terminated pursuant to the terms of this Agreement.

(i)
Duties. As President and Chief Executive Officer of the Company, in addition to his duties described in Section 2(a)(i) above, Executive will also faithfully and diligently perform his assigned duties, which include but are not limited to the following:

(1)
Performance. Executive will be responsible for all aspects of the Company’s performance, including without limitation, directing that daily operational and managerial matters are performed in a manner consistent with the Company’s policies.

(2)
Development and Preservation of Business. Executive will be responsible for the development and preservation of banking relationships, investor relationships, and other business development efforts (including appropriate civic and community activities) of the Company.

(c)
Reporting. Executive will report to the Board of Directors of First Federal and the Company, as applicable, and will be subject to and must abide by each of the personnel policies applicable to executive officers and employees of First Federal and the Company, as applicable. The Boards of Directors of First Federal and the Company may, from time to time, modify Executive’s title or add, delete, or modify Executive’s performance responsibilities to accommodate management succession, as well as any other management objectives of the First Federal or the Company. Executive agrees to assume any additional positions, duties, and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with Section 2(a)(i) and Section 2(b)(i).

(d)
Full Time. While employed by First Federal and the Company, but excluding any periods of vacation and sick leave to which Executive is entitled under this Agreement, Executive will be employed on a full-time basis and agrees to devote the time necessary to discharge the responsibilities assigned to Executive and to use Executive’s reasonable best efforts to perform his responsibilities faithfully and diligently. Despite the foregoing, Executive may (i) with the prior written approval of the Chair of the Board of Directors of First Federal or the Company, as applicable, serve on corporate, civic, or charitable boards or committees, and (ii) manage personal investments, so long as such activities do not interfere with the performance of Executive’s responsibilities to First Federal and the Company and Executive’s compliance with this Agreement (including but not limited to Section 9 and Section 10), or give rise to violations of applicable securities laws.

(e)
Serving as a Director. During the Term of this Agreement, Executive will serve as a Director on the Board of Directors of First Federal. In addition, once employed as the President and Chief Executive Officer of the Company, the Company’s Board of Directors will use reasonable efforts to nominate and recommend Executive for election to the Company’s Board of Directors. If ultimately elected by the Company’s shareholders, Executive will then also serve as a Director on the Board of Directors of the Company.

3.	Compensation.

(a)	Annual Base Salary; Signing Bonus; Restricted Stock Award.

(i)
Annual Base Salary. During the Term, Executive will receive an annual base salary at a rate of $300,000 for the 2019 calendar year, $335,000 for the 2020 calendar year, and $370,000 for the 2021 calendar year (“Annual Base Salary”), payable in accordance with the First Federal’s and/or the Company’s normal payroll policies. The Annual Base Salary may be reviewed and adjusted from time to time to reflect amounts approved by the Boards of Directors of First Federal and the Company or the Committee. Performance and salary reviews will occur at least annually in accordance with First Federal’s and/or the Company’s normal performance-review policies and practices for executive officers.

(ii)
Signing Bonus. Within thirty (30) days of the Effective Date, Executive will receive a bonus in the amount of $50,000, payable in accordance with First Federal’s and/or the Company’s normal payroll policies.

(iii)	Restricted Stock Award.

(1)
Grant. Within thirty (30) days of the Effective Date, the Company will grant Executive a restricted stock award under the Company’s 2015 Equity Incentive Plan (the “Incentive Plan”) in the amount of twelve thousand four hundred (12,400) Shares, as defined in the Incentive Plan (the “Restricted Stock Award”). Executive understands and agrees that the Restricted Stock Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.

(2)
Vesting Schedule. The Restricted Stock Award will vest in five (5) equal installments, with one-fifth (⅕) of such Restricted Stock Award vesting on each anniversary of the Effective Date (i.e., the Restricted Stock Award will vest equally over five [5] years).

(3)
Termination; Forfeiture. In the event Executive’s employment with First Federal or the Company is terminated for any reason whatsoever, except for termination as a result of death under Section 44(f) or Disability under Section 44(g), the right to receive any unvested portion of the unvested Restricted Stock Award will immediately be forfeited, unless otherwise described in the Incentive Plan. In the event of death under Section 44(f) or

Disability under Section 44(g), any unvested Restricted Stock Award will vest in accordance with the Incentive Plan.

(4)
Governing Documents. The Restricted Stock Award will be made in accordance with and be subject to all terms and conditions of the Company’s Incentive Plan documents, as adopted and amended from time to time by the Board of Directors of the Company. Executive acknowledges and agrees that he has been provided a copy of the Company’s Incentive Plan prior to entering into this Agreement. To the extent the terms of this Agreement with respect to the Restricted Stock Award conflict with the terms of the Incentive Plan, the Incentive Plan will control.

(b)
Incentives and Bonuses. In addition to Annual Base Salary, Executive will be eligible for incentive opportunities as a percentage of Executive’s Annual Base Salary and as authorized and declared by the Board of Directors of First Federal or the Company or the Committee for executive officers. Incentive payments provided for under this Agreement must be paid no later than seventy-five (75) days after the end of the year in which the Executive obtains a legally binding right to those payments, or such other time that still qualifies the payment as a “short-term deferral” under Section 409A of the Internal Revenue Code (the “Code”). Executive will also be entitled to participate in an equitable manner with all other executive officers of First Federal or the Company in any performance-based and discretionary bonuses that are authorized and declared by the Boards of Directors of First Federal or the Company or the Committee for executive officers.

(c)
Vacation and Sick Leave. Executive is entitled to (A) annual paid vacation in accordance with the policies established by the Boards of Directors of First Federal and the Company or the Committee for executive officers, and (B) voluntary leaves of absence, with or without pay, from time to time at the times and upon the conditions as the Boards of Directors of First Federal and the Company or the Committee may determine in their discretion. Executive will be paid for all accrued unused vacation upon termination of employment. In addition, Executive is entitled to seven (7) days of annual sick leave. Unused sick leave may be accumulated until retirement or separation (without limitation). After completing five (5) full years of service, Executive will be paid for one-half of the unused sick leave, not to exceed two hundred forty (240) hours, upon termination of employment. Executive will not receive any additional compensation from First Federal or the Company for unused sick leave, except to the extent authorized by the Board of Directors of First Federal or the Company or the Committee in writing. Payments of accrued vacation pay or unused sick leave will be made as soon as reasonably and administratively practicable and as required by applicable law following Executive’s Date of Termination.

(d)
Other Benefit Plans. While employed by First Federal and/or the Company, Executive will be eligible for participation in all benefits under all plans, practices, policies, and programs provided by First Federal and the Company on terms that are no less favorable than those generally applicable or made available to other executive officers of First Federal or the Company. Executive will be eligible for participation in fringe benefits and perquisite plans, practices, policies, and programs (including without limitation expense reimbursement plans, practices, policies, and programs) on a basis that is no less favorable than those generally applicable or made available to First Federal’s or the Company’s other executive officers, including but not limited to supplemental retirement, deferred compensation program, supplemental medical or life insurance plans, company cars, club dues, physical examinations, and financial planning and tax preparation services, in accordance with the terms and conditions of any applicable plan, program, or policy.

4.	Termination of Employment.

(a)
Voluntary Termination. Executive may voluntarily terminate his employment at any time upon at least ninety (90) days’ written notice to First Federal and the Company, or a shorter period as agreed on between Executive and the Boards of Directors of First Federal and the Company. In the event of such a voluntary termination, First Federal and the Company are jointly obligated to continue to pay Executive the Annual Base Salary and provide benefits under this Agreement only through the Date of Termination, at the time those payments are due, and will have no further obligation(s) to Executive under this Agreement.

(b)
Termination for Good Reason. Executive may terminate his employment with or without Good Reason. For purposes of this Agreement, “Good Reason” means, in the absence of Executive’s written consent, any of the following:

(i)	A material diminution in Executive’s base compensation;

(ii)	A material diminution in Executive’s authority, duties, or responsibilities as set forth in this Agreement from and after the Effective Date; or

(iii)	A material relocation or change in the geographic location at which Executive must perform services of more than thirty-five (35) miles.

If any of the foregoing circumstances arise, Executive must provide notice to First Federal and the Company of the existence of a condition described above within ninety (90) days of the initial existence of the condition. Upon receipt of such notice, First Federal and the Company will be given at least thirty (30) days to remedy the condition. If the condition is not remedied within such thirty (30) days, and Executive voluntarily terminates (other than due to Disability, as defined in Section 4(g)) his employment within sixty (60) days after such thirty (30) day period, then such termination will be deemed to have been for Good Reason.

(c)
Termination for Cause. First Federal or the Company may terminate Executive’s employment either with or without Cause. Executive will not be deemed to have been terminated for Cause unless and until there is delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of First Federal or the Company, as applicable, at a meeting of such Board of Directors duly called and held for such purpose following reasonable investigation by the Board, stating that in good faith opinion of such Board of Directors Executive has engaged in conduct described herein and specifying the particulars thereof in detail. In the event of any such termination of employment for Cause, First Federal and the Company will pay to Executive the Annual Base Salary and provide benefits under this Agreement only through the Date of Termination, and will have no further obligation(s) to Executive under this Agreement. For purposes of this Agreement, “Cause” means any of the following:

(i)
Embezzlement, willful misconduct, gross negligence, dishonesty, or other fraudulent acts involving First Federal or the Company or First Federal or the Company’s business operations or in the performance of Executive’s duties under this Agreement, including but not limited to Executive’s refusal to comply with legal directives of the Board of Directors of First Federal or the Company;

(ii)
A material breach of Executive’s fiduciary duties to First Federal or the Company if such breach has not been remedied, or is not being remedied, to First Federal’s and the Company’s reasonable satisfaction within thirty (30) days after written notice, including a detailed description of such breach, has been delivered to Executive;

(iii)	Willful material breach of Section 10 or a confidentiality policy of First Federal or the Company;

(iv)
An order or directive from a state or federal banking regulatory agency requesting or requiring either temporary or permanent removal of Executive, or a finding by such an agency that Executive’s performance threatens the safety or soundness of First Federal or the Company; or

(v)
An act or omission that materially injures First Federal’s or the Company’s reputation, business affairs, or financial condition, if such injury could have been reasonably avoided by Executive, including but not limited to conviction or a plea of nolo contendere of a felony or crime involving dishonesty or moral turpitude.

(d)
Qualifying Termination. For purposes of this Agreement, a “Qualifying Termination” occurs if (i) First Federal or the Company terminates Executive’s employment for any reason other than for Cause, Disability, or death, or (ii) Executive terminates his employment for Good Reason. If a Qualifying Termination occurs prior to or more than twenty-four (24) months following a Change in Control that occurs during the Term of this Agreement, and contingent upon receipt of an executed and unrevoked release of claims as described in Section 4(j) (the “Release”), First Federal and the Company will jointly: (A) pay a lump sum to Executive within seven (7) days commencing on the effective date of the executed and unrevoked Release: (1) fifty (50) percent of the Executive’s Annual Base Salary at the rate in effect immediately before the Date of Termination, and (2) the pro rata portion of any incentive award or bonus earned for the year in which the Date of Termination occurs (with proration determined based on the number of months in the fiscal year in which Executive is employed with First Federal and/or the Company), the amount of which, if any, is to be determined by the Board of Directors of First Federal or the Company, in its sole discretion, and (B) pay to Executive within seven (7) days of the effective date of the executed and unrevoked release a lump sum in the amount of $28,000.00, which is equivalent to the cost of coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and eligible dependents for a period of twelve (12) months at the same level of benefits that Executive had elected on the Date of Termination, provided Executive and/or eligible dependents timely elect continuation coverage under COBRA within the time period prescribed pursuant to COBRA, and otherwise qualify for continued coverage. For the avoidance of doubt, a “Qualifying Termination” does not include a termination for Cause, a termination because of death under Section 4(f) or Disability under Section 4(g), voluntary termination, or retirement.

(e)	Change in Control. If Executive experiences a Qualifying Termination within twenty-four (24) months following a Change in Control, contingent on receipt of an executed and unrevoked Release, First Federal and the Company will jointly: (i) pay to Executive, as soon as reasonably and administratively practicable after the effective date of the executed and unrevoked Release, a lump sum payment in an amount equal to 2.75 times the average of Executive’s five (5) prior years’ Annual Base Salary (if the payment period begins and ends in different taxable years, Executive shall not have the right to designate the taxable year in which the payment will be made) and (ii) pay to Executive as soon as reasonably and administratively practicable after the effective date of the executed and unrevoked Release a lump sum in the amount of $28,000.00, which is equivalent to the cost of coverage under COBRA for Executive and eligible dependents for a period of twelve (12) months at the same level of benefits that Executive had elected on the Date of Termination, provided Executive and/or eligible dependents timely elect continuation coverage under COBRA within the time period prescribed pursuant to COBRA, and otherwise qualify for continued coverage.

For purposes of this Agreement, “Change in Control” means a change in the ownership or effective control of First Federal or the Company or a change in the ownership of a substantial portion of the assets of First Federal or the Company, as defined in Treasury Regulation § 1.409A-3(i)(5) or in subsequent regulations or other guidance issued by the Internal Revenue Service. For purposes of illustration, a Change in Control generally occurs on the date that:

(i)
Any one person, or more than one person acting as a group, acquires ownership of the Company’s stock or First Federal’s stock that, together with stock already held by the person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock or First Federal’s stock;

(ii)
Any one person, or more than one person acting as a group, acquires (or has acquired during the twelve [12] month period ending on the date of the most recent acquisition), ownership of Company stock or First Federal stock that constitutes thirty-five percent (35%) or more of the total voting power of the Company’s stock or First Federal’s stock;

(iii)
A majority of members of the Board of Directors of the Company or First Federal is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Company or First Federal, as applicable, before the appointment or election; or

(iv)
Any one person, or more than one person acting as a group, acquires (or has acquired during the twelve [12] month period ending on the date of the most recent acquisition), assets from the Company or First Federal that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the Company’s assets or First Federal’s assets immediately before the acquisition.

(f)
Death. If Executive dies while employed under this Agreement, the Company and First Federal will jointly pay to Executive’s estate, or to the person whom Executive may have previously designated in writing, the Annual Base Salary that was not previously paid to Executive that Executive would have earned if Executive had continued to be employed under this Agreement through the last day of the calendar month in which Executive died, together with the benefits described in this Agreement through such date.

(g)
Disability. If First Federal or the Company determines in good faith that the Disability of Executive has occurred while Executive is employed by First Federal or the Company, it may provide Executive with written notice in accordance with Section 4(h) of its intention to terminate Executive’s employment. In such event, Executive’s employment with First Federal and the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive (the “Disability Effective Date”); provided that, within the thirty (30) days after such receipt, Executive has not returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” means the absence of Executive from Executive’s duties with First Federal or the Company on a full-time basis for ninety (90) consecutive days, or a total of one hundred eighty (180) days in any twelve (12) month period, as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by First Federal or the Company or its insurers and acceptable to Executive or Executive’s legal representative.

(h)
Notice of Termination. Any termination by First Federal or the Company for Cause or Disability, or by Executive for Good Reason, must be communicated by notice of termination to the other Party given in accordance with Section 12(a).

(i)
Date of Termination. For purposes of this Agreement, “Date of Termination” means: (i) if Executive’s employment is terminated by First Federal or the Company for a reason other than Disability or death, the date that First Federal or the Company provides the notice of the termination of Executive’s employment or any later date specified by the notice within thirty (30) days of the notice, as the case may be; (ii) if Executive’s employment is terminated by Executive without Good Reason, ninety

(90) days’ after Executive provides written notice to First Federal or the Company or a shorter period as agreed on between Executive and the Board of Directors of First Federal or the Company or the Committee, as the case may be; (iii) if Executive’s employment is terminated by Executive with Good Reason, the date that Executive provides notice of termination of Executive’s employment; or (iv) if Executive’s employment is terminated by reason of Disability or death, the Disability Effective Date or the date of death of Executive, as the case may be.

(j)
Release of Claims. The termination benefits described in Section 4(d) and Section 4(e) are conditioned upon the Executive’s delivering to the Company and First Federal within forty-six (46) days following the Date of Termination, and not revoking, a signed Release of claims in a form provided by the Company and First Federal. Notwithstanding any provision of this Agreement to the contrary, the timing of Executive’s execution of the Release may not, directly or indirectly, result in Executive’s designating the calendar year of payment. To the extent required by Section 409A of the Code, if a payment that is subject to execution of the Release could be made in more than one taxable year, payment must be made in the later taxable year, as promptly as practicable following the later of (i) the execution of the Release and (ii) the first business day of the later taxable year.

5.
Full Settlement. First Federal’s and the Company’s obligations and performance under this Agreement will not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right, or action that First Federal or the Company may have against Executive or others. Executive is not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and those amounts may not be reduced whether or not Executive obtains other employment.

6.
Section 280G. If any payments or benefits otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then those payments and benefits must be either (i) delivered in full, or (ii) delivered to a lesser extent only if no portion of the payments and benefits would be subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in Executive’s receiving on an after-tax basis, the greatest amount of benefits. Any reduction in payments or benefits required by this provision is to occur in the following order: (A) reduction of cash payments that are exempt from Section 409A of the Code; (B) reduction of vesting acceleration of equity awards; and (C) reduction of other benefits paid or provided to Executive. If acceleration of vesting of equity awards is to be reduced, the acceleration of vesting is to be canceled in a manner that results in the maximum economic benefit to Executive, subject to compliance with Section 409A of the Code.

7.
Assignments; Successors. This Agreement is personal to Executive, and he may not assign it without the Company’s and First Federal’s prior written consent. This Agreement will inure to the benefit of and be enforceable by Executive’s legal representatives, heirs, or legatees. This Agreement will inure to the benefit of and be binding on the Company and First Federal and its successors and assigns. The Company and First Federal must require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company and First Federal to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and First Federal would be required to perform it if the succession had not taken place.

8.
Governing Law; Arbitration. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. Any dispute or controversy arising under or in connection with this Agreement must be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, the Company, First Federal, or both may resort to the Superior Court of Clallam County, Washington, for injunctive and other relief as available if Executive engages in conduct during or after termination of this Agreement that amounts to a violation of Section 9 or Section 10, a violation of the Washington Trade Secrets Act, or interference with the business expectancies of the Company or First Federal.

9.	Restrictive Covenants.

(a)
Noncompetition. Executive agrees that, during Executive’s employment with First Federal and the Company, and for a period of one (1) year thereafter (the “Noncompetition Period”), Executive will not directly or indirectly become interested in, as a founder, organizer, principal shareholder, director, officer, or employee of or consultant to any bank, savings bank, savings and loan association, credit union, or similar financial institution or holding company of such an entity, now existing or organized hereafter, that competes or may compete with First Federal or the Company, including any successor, within any county in which First Federal or the Company operates a full-service branch office or lending center. Executive will not be deemed a “principal shareholder” unless (i) Executive’s investment in such institution exceeds three percent (3%) of the institution’s outstanding voting securities or (ii) Executive is active in the organization, management, or affairs of the institution. The provisions restricting competition by Executive may be waived by written action of the Board of Directors of First Federal or the Company.

(b)
Noninterference. During the Noncompetition Period, Executive shall not directly or indirectly (i) solicit or attempt to solicit any employee of First Federal or the Company to leave the employ of First Federal or the Company, or in any way interfere with the relationship between First Federal or the Company or any other employee of First Federal or the Company, (ii) solicit or attempt to solicit any customers or potential customers whom First Federal or the Company actively solicited at any time during the twelve (12) month period before Executive’s Date of Termination (the “Customers”), including but not limited to all successors, owners, directors, partners, and management personnel of such Customers, to cease doing business with First Federal or the Company or to otherwise divert the Customers’ business from First Federal or the Company, or (iii) solicit or attempt to solicit any supplier, licensee, or other business associate of First Federal or the Company to cease doing business with First Federal or the Company.

(c)
Interpretation. The Parties agree that the terms of Section 9(a) and Section 9(b) (collectively, the “Restrictive Covenants”) are reasonable as to both time and scope. The Parties additionally agree (i) that the Restrictive Covenants are necessary for the protection of the First Federal’s and the Company’s business and goodwill; (ii) that the Restrictive Covenants are not any greater than are reasonably necessary to secure First Federal’s and the Company’s business and goodwill; and (iii) that the degree of injury to the public from the loss of the service and skill of Executive or the restrictions placed on Executive’s opportunity to make a living with Executive’s skills upon enforcement of the Restrictive Covenants does not and will not warrant non-enforcement of them. If an arbitrator, court, or any other administrative body with jurisdiction over a dispute related to this Agreement determines that the Restrictive Covenants are unreasonably broad, the Parties hereby authorize and direct the arbitrator, court, or administrative body to narrow them so as to make them reasonable, given all relevant circumstances, and to enforce them. This Section 9 will survive the termination of Executive’s employment.

10.	Confidentiality.

(a)
Nondisclosure. Executive may not use or disclose any Confidential Information either during or following the Term of this Agreement, except as required by Executive’s duties under this Agreement or as otherwise allowed under Section 10(b). Notwithstanding anything to the contrary in this Agreement or otherwise, nothing limits Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Executive is hereby notified that the immunity provisions in 18 U.S.C. § 1833 provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade-secret that is made (i) in confidence to federal, state, or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (iii) to the individual’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for the lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except in response to court order.

(b)	Exceptions. Executive’s nondisclosure obligation under Section 10(a) does not apply to any use or disclosure that is:

(i)	Made with the prior written consent of the Board of Directors of First Federal or the Company;

(ii)
Required by a court order or a subpoena from a government agency (as long as Executive first provides First Federal and the Company with reasonable notice of the court order or subpoena to allow First Federal and the Company the opportunity to contest the requested disclosure); or

(iii)	Of Confidential Information that has been previously disclosed to the public by First Federal or the Company or is in the public domain (other than because of Executive’s breach of this Agreement).

(c)
Confidential Information. For purposes of this Agreement, “Confidential Information” includes any of First Federal’s or the Company’s trade secrets, customer or prospect lists, information regarding product development, marketing plans, sales plans, strategic plans, projected acquisitions or dispositions, management agreements, management organization information (including data and other information relating to members of the Board of Directors and management of First Federal and the Company), operating policies or manuals, business plans, purchasing agreements, financial records, or other similar financial, commercial, business, or technical information of any kind that First Federal or the Company has received from service providers, other vendors, or customers that these third parties have designated as confidential or proprietary (and that by its nature would reasonably be expected to be confidential or proprietary).

(d)	Survival. This Section 10 will survive the termination of Executive’s employment.

11.	Sanctions; Remedial Actions.

(a)
Cessation; Right to Recover. If Executive violates Section 9 or Section 10, any remaining payments or compensation, of any nature, due to Executive under this Agreement will immediately cease, and First Federal and the Company may recover, at any time and in their sole discretion, all payments and other compensation (of whatever nature) paid to Executive (or their equivalent value, in the case of insurance or other nonmonetary payments) after the violation occurred.

(b)
Injunctive Relief. Executive recognizes and agrees that any breach of Section 9 or Section 10 by Executive will cause immediate and irreparable injury to First Federal and the Company, and Executive hereby authorizes recourse by First Federal and the Company to injunction or specific performance, as well as to other legal or equitable remedies to which First Federal or the Company may be entitled. Executive agrees that First Federal and the Company need not post any bond as a condition of seeking such relief and that the prevailing party in any arbitration or litigation to enforce Section 9 or Section 10 will be entitled to its reasonable attorneys’ fees.

12.	Miscellaneous.

(a)
Notices. All notices and other communications under this Agreement must be in writing and given by hand-delivery to the other Parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To Executive: At Executive’s most recent mailing address on file with First Federal or the Company	To First Federal or the Company: 105 West 8th Street Port Angeles, WA 98362
A Party may change its address for purposes of receiving notices and other communications under this Agreement by furnishing such updated address to the other Parties in writing. Notices and communications are effective when actually received by the addressee.

(b)	Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

(c)
Counterparts. This Agreement may be executed by scan signatures or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts are to be construed together and constitute one and the same instrument.

(d)
Withholdings. First Federal and the Company may withhold from any amounts payable under this Agreement the federal, state, local, or foreign taxes as required to be withheld under any applicable law or regulation.

(e)
Survival. Any provision of this Agreement that by its terms continues (or would be reasonably expected to continue) after the termination or expiration of this Agreement or the termination of Executive’s employment will survive in accordance with its terms.

(f)
Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and its applicable regulations. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, that provision is to be read in such a manner so that all payments due under this Agreement comply with Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of payment. Each payment under this Agreement is to be treated as a separate payment for purposes of Section 409A of the Code. Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that Executive becomes entitled to under this Agreement is deferred compensation subject to interest, penalties and additional tax imposed under Section 409A(a)(2)(B)(i) of the Code, then no such payment will be payable before the date that is the earlier of (i) six (6) months and one (1) day after Executive’s separation from service or (ii) Executive’s death. In no event will the Date of Termination be deemed to occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained in this Agreement to the contrary, the date on which the separation from service takes place will be the Date of Termination. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Code, including, when applicable, the requirement that (A) the amount of expenses eligible for reimbursement during one (1) calendar year does not affect the amount of expenses eligible for reimbursement in any other calendar year; (B) the reimbursement of an eligible expense is made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (C) the right to any reimbursement is not subject to liquidation or exchange for another benefit.

Notwithstanding the foregoing, First Federal and the Company make no representation or covenant to ensure that the payments and benefits under this Agreement are exempt from, or compliant with, Section 409A of the Code.

(g)
Entire Agreement. Except as explicitly set forth in this Agreement, this Agreement constitutes the entire agreement between the Parties with respect to its subject matter, and supersedes all prior agreements, oral or written, between the Parties with respect to its subject matter.

- Signatures Follow -

The Parties have executed this Agreement effective as of the Effective Date.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

Executive: __________________
First Federal:

First Federal Savings and Loan Association of Port Angeles

Name: _________________
Title: _________________

The Company:

First Northwest Bancorp

Name: __________________
Title: Chairman of the Board of Directors